O’Neill Law Group PLLC	435 Martin Street, Suite 1010
Blaine, WA 98230

Stephen F.X. O’Neill*	Telephone:	360-332-3300
Christian I. Cu**	Facsimile:	360-332-2291
Conrad Y. Nest*	E-mail:	cic@stockslaw.com

File #4415
March 31, 2006

SEARCHLIGHT MINERALS CORP.
#120 – 2441 W. Horizon Ridge Pkwy
Henderson, NV 89052

Attention: Mr. Ian R. McNeil

Dear Sirs:

RE:	SEARCHLIGHT MINERALS CORP.
- Registration Statement on Form SB-2

We have acted as counsel for Searchlight Minerals Corp., a Nevada corporation (the "Company"), in connection with the preparation of the Company’s Registration Statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, relating to the proposed resale by the selling security holders named in the Registration Statement (the “Selling Stockholders”) of (a) up to 22,415,000 shares of the Company’s common stock (the “Shares”) held by the Selling Stockholders, and (b) 12,796,000 shares of the Company’s common stock (the “Warrant Shares”) issuable to the Selling Stockholders upon the exercise of certain share purchase warrants (the “Warrants”).

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings, including resolutions of the directors approving the issuance of the Shares and the Warrants; and (e) such corporate and other documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein. We have also relied, without investigation, upon an Officers' Certificate executed by Carl S. Ager, the Company’s Secretary, Treasurer and Chief Financial Officer.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

     (a) Our opinion is limited to the laws of the State of Nevada and the federal laws of the United States of America applicable thereto;

     (b) We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers and directors of the Company,

VANCOUVER OFFICE:	O’Neill Law Corporation Suite 1880, 1055 West Georgia Street, Box 11122, Vancouver, British Columbia, Canada V6E 3P3 Tel: (604) 687-5792 / Fax: (604) 687-6650

*Washington and British Columbia Bars; ** Nevada, Washington and British Columbia Bars

O’Neill Law Group PLLC	2

(iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

     (c) We have assumed that each of the statements made and certified in the Officer's Certificate provided by the Secretary, Treasurer and Chief Financial Officer was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof.

Based upon the foregoing and subject to the above qualifications, we are of the opinion that:

(a)	the Shares are validly issued, fully paid and non-assessable shares in the Company’s common stock; and

(b)

the Warrant Shares, when issued and delivered upon the exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable shares in the Company’s common stock.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Yours truly,

/s/ O’Neill Law Group PLLC
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O’NEILL LAW GROUP PLLC